Exhibit 4.23

THIRD AMENDMENT TO PROMISSORY NOTE

ISSUED FEBRUARY 19, 2009

THIS AMENDMENT (the “Amendment”) is made as of the 31st day of December, 2010 (the “Effective Date”), by and between RBC Capital Markets Corporation Custodian for Leonard Samuels IRA, a Minnesota corporation, with an address of 510 Marquette Avenue, M09-Alternative Investments, Minneapolis, MN 55402RBC (“Holder”) and Dais Analytic Corporation having an office at 11552 Prosperous Drive, Odessa, Florida 33556 (“Maker”). (Each individually referred to herein as “Party” and together as “Parties”).

WITNESSETH

WHEREAS, on February 19, 2010, Maker issued to Holder an unsecured promissory note in the principal amount of Six Hundred and Twenty Thousand Dollars ($620,000) (“Note”); and

WHEREAS, on June 28, 2010 the Parties amended the Note (“First Amendment”) so as to cause the Maturity Date (as defined in said Note) of the Note to be September 30, 2010; and

WHEREAS, on September 30, 2010 the Parties amended the Note (“First Amendment”) so as to cause the Maturity Date (as defined in said Note) of the Note to be December 31, 2010; and

WHEREAS, the Parties desire to further amend Note to cause the Maturity Date of said note to be February 28, 2010; and

NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	The following paragraph of the Note, as amended, is hereby deleted in its entirety:

“All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, as requested by the Holder. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on December 31, 2010 (the “Maturity Date”) or at such earlier time as provided herein.”

2.	The following provision is hereby inserted in place of the paragraph deleted pursuant to Section 1 of this Amendment:

“All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, as requested by the Holder. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on February 28, 2011 (the “Maturity Date “) or at such earlier time as provided herein.”

3.	Section 2.3 of the Note, as amended, is hereby deleted in its entirety and the following provision shall be inserted in place thereof:

“Section 2.3. Additional Remedy Upon Non-Payment. If this Note is not paid in full on or before February 28, 2011, the Holder shall be permitted, at its sole option and in addition to its other remedies hereunder, to convert the principal and interest outstanding under this Note into any debt, equity or equity-linked security issued by the Maker in connection with any capital-raising issuance after the date hereof and prior to the date this Note is paid in full on the terms and conditions of such offering, if any, it being understood that nothing in this Section 2.3 shall be deemed to prohibit the Maker from prepaying the Note pursuant to Section 1.2 hereof.”

4.	All other terms and conditions of the Note shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized respective representatives as of the date first written above.

DAIS ANALYTIC CORPORATION

By:	/s/ Timothy N. Tangredi
Name:	Timothy N. Tangredi
Title:	President and Chief Executive Office

RBC CAPITAL MARKETS CORPORATION CUSTODIAN FOR LEONARD SAMUELS IRA

By:	/s/ Joan Janczewski
Name:	Joan Janczewski